EXHIBIT 10.6.4
PAR PHARMACEUTICAL COMPANIES, INC.

TERMS OF PERFORMANCE SHARES AWARD

This document sets forth the terms of the award of Performance Shares (as defined in Section 1.1 below) granted by PAR PHARMACEUTICAL COMPANIES, INC. (the “Company”) pursuant to a Certificate of Performance Shares (the “Certificate”) displayed at the website of Smith Barney Benefits Access®. The Certificate, which specifies the person to whom the Performance Shares have been awarded (the “Participant”), other specific details of the award, and the electronic acceptance of the Certificate at the website of Smith Barney, are incorporated herein by reference.

WHEREAS, the Board of Directors (the “Board”) of the Company has authorized and approved the Par Pharmaceutical Companies, Inc. 2004 Performance Equity Plan (the “Plan”), which has been approved by the stockholders of the Company;

WHEREAS, the Plan, in part, provides for the grant of Performance Shares to certain employees of the Company and any Subsidiary of the Company;

WHEREAS, pursuant to the Plan, the Committee has approved an award to the Participant of Performance Shares, designated in the Certificate, on the terms and conditions set forth in the Plan and in these Terms. Capitalized terms used but not defined in these Terms shall have the meanings set forth in the Plan.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	PERFORMANCE SHARES

1.1 Grant of Performance Shares.

(a) Subject to the terms and conditions hereinafter set forth and set forth in the Plan, the Company grants as of the date of grant specified on the Certificate (the “Date of Grant”) to the Participant shares of common stock, par value $.01 per share (“Common Stock”), specified on the Certificate and representing the number of shares to be awarded to the Participant in the event that all target performance conditions set forth in Section 1.3 of these Terms are determined to have been met (the “Target Shares”). The Target Shares are subject to the restrictions set forth in Section 1.2 of these Terms and the performance vesting conditions of Section 1.3 of these Terms, as well as all other applicable terms and conditions of the Plan and these Terms. If and when the restrictions set forth in Section 1.2 expire in accordance with these Terms, and upon the satisfaction of all other applicable conditions as to the Performance Shares, such shares not forfeited pursuant to Section 1.4 hereof shall no longer be considered restricted Target Shares for purposes of these Terms. As soon as practicable after the Date of Grant, the Company shall direct that a stock certificate or certificates representing the applicable Target Shares be registered in the name of, and issued to, the Participant. Such certificate or certificates shall be held in the custody of the Company or its designee until such Shares have vested (or such applicable portion of the Shares as may become vested) in accordance with the schedule in Section 1.3(b). On or before the date of acceptance of these Terms, the Participant has delivered to the Company one or more stock powers endorsed in blank relating to the Target Shares.

(b) In addition to the Target Shares, the Participant may be awarded additional shares of Common Stock equal to fifty percent (50%) of the Target Shares following the completion of the Performance Cycle (as defined in Section 1.3(a) below) in the event that the Company’s performance during the Performance Cycle is determined to have achieved the maximum performance level set forth in Section 1.3(b) (the “Maximum Performance Shares”).

(c) In addition to the Target Shares and the Maximum Performance Shares, the Participant may be awarded additional shares of Common Stock equal to twenty-five percent (25%) of the total of the Target and, if applicable, the Maximum Performance Shares ultimately awarded and payable to the Participant following the completion of the Performance Cycle in the event that the Company is determined to have met or exceeded the performance conditions relative to the S&P index set forth in Section 1.3(c) during the Performance Cycle (the “S&P Performance Shares”). For purposes of these Terms, the Target Shares, the Maximum Performance Shares and the S&P Performance Shares shall be referred to collectively as the “Performance Shares.”

(d) The Maximum Performance Shares and the S&P Performance Shares granted under these Terms shall be reflected in a bookkeeping account maintained by the Company during the Performance Cycle. If and when the Maximum Performance Shares and the S&P Performance Shares become payable in accordance with these Terms, and upon the satisfaction of all other applicable conditions as to the Maximum Performance Shares and the S&P Performance Shares, such Shares shall be settled in cash or Shares as provided in Section 1.1(g) of these Terms and otherwise in accordance with the Plan.

(e) Each certificate for the Target Shares shall bear the following legend (the “Legend”):

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Par Pharmaceutical Companies, Inc. 2004 Performance Equity Plan and the associated Terms of Performance Shares Award entered into between the registered owner and Par Pharmaceutical Companies, Inc. Copies of such Plan and Terms are on file in the executive offices of Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake, NJ 07677.

In addition, the stock certificate or certificates for the Target Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.

(f) As soon as administratively practicable following the vesting of all or any portion of the Target Shares, and upon the satisfaction of all other applicable conditions as to such vested Target Shares, including the payment by the Participant of all applicable withholding taxes, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the applicable vested Target Shares that shall not bear the Legend.

(g) Except as otherwise provided in these Terms, settlement of the Maximum Performance Shares and the S&P Performance Shares that become payable under these Terms shall be delivered as soon as practicable after the end of the Performance Cycle and the determination as to whether the applicable performance conditions have been met, and upon the satisfaction of all other applicable conditions (including the payment by the Participant of all applicable withholding taxes). The Maximum Performance Shares or S&P Performance Shares so payable to the Participant shall be paid solely in shares of Common Stock, solely in cash based on the Fair Market Value of the Common Stock, or in a combination of the two, as determined by the Committee in its sole discretion.

1.2 Restrictions.

(a) Beginning with the Date of Grant, the Participant shall have all rights and privileges of a stockholder as to the Target Shares, including the right to vote and receive dividends or other distributions with respect to the Target Shares, except that the following restrictions shall apply:

(i) the Participant shall not be entitled to delivery of the certificate or certificates for the Target Shares until such Target Shares are deemed vested in accordance with the schedule in Section 1.3(a), and are not otherwise forfeited pursuant to Section 1.4 hereof and upon the satisfaction of all other applicable conditions;

(ii)  none of the Target Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date such Target Shares are deemed vested in accordance with the schedule in Section 1.3(a), except as provided in Section 8.3 of the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan;

(iii) all shares of Common Stock distributed as a dividend or distribution, if any, with respect to the Target Shares prior to the date such Target Shares are deemed vested in accordance with the schedule in Section 1.3(a) shall be delivered to and held by the Company and subject to the same restrictions as the related Target Shares until the vesting of such Target Shares, and subject to the satisfaction of all other applicable conditions; and

(iv) all of the Target Shares shall be subject to forfeiture on the terms and conditions set forth in Section 1.4 hereof; if forfeited, the Target Shares shall be returned to the Company and all rights of the Participant with respect to the Target Shares shall terminate in their entirety on the terms and conditions set forth in Section 1.4 hereof.

(b) The Participant shall have no rights as a stockholder of the Company by virtue of any Maximum Performance Shares or S&P Performance Shares unless and until such Shares become payable hereunder and resulting shares of Common Stock are issued to the Participant. Further, none of the Maximum Performance Shares or the S&P Performance Shares, or any interest in such Shares, may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of unless and until such Shares become payable hereunder and resulting shares of Common Stock are issued to the Participant, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan.

(c) Any attempt to dispose of any Performance Shares or any interest in any Performance Shares in a manner contrary to the restrictions set forth in these Terms shall be void and of no effect.

1.3 Performance Cycle and Performance Vesting Conditions.

(a) For purposes of this Performance Share Award, the “Performance Cycle” is the 3-year fiscal period of the Company commencing on January 1, 2008 and ending on December 31, 2010. At the close of the Performance Cycle, the Committee shall determine the extent to which the applicable performance conditions have been achieved and authorize settlement of the Performance Shares to the extent such Shares become issuable or payable as a result of such performance. Settlement of the Performance Shares shall occur as soon as practicable thereafter, but in any event shall be no later than March 15, 2011.

(b) The Target Shares and the Maximum Performance Shares shall vest and become issuable or payable, as the case may be, based on the following performance schedule:

Performance Measure Based on Total Shareholder Return (TSR) Annualized over 3-Year Performance Cycle	Performance Level	Percentage of Performance Shares to be Issued
Meet or Exceed 75th Percentile TSR for Peer Group	Maximum	150%
Meet or Exceed Median TSR for Peer Group	Target	100%
Meet or Exceed 6% TSR	Threshold	25%
Less Than 6% TSR	Below Threshold	0%

For purposes of the above performance schedule only, the following terms shall have the meanings set forth below:

(i) “Peer Group” consists of Alpharma Inc., Angiotech Pharmaceuticals, Inc., Barr Pharmaceuticals, Inc., Biovail Corporation, Endo Pharmaceuticals Holdings Inc., K-V Pharmaceutical Company, King Pharmaceuticals, Inc., Medicis Pharmaceutical Corporation, Mylan Inc. (formerly Mylan Laboratories, Inc.), Perrigo Company, Sciele Pharma, Inc., Shire plc, Teva Pharmaceutical Industries Ltd., Valeant Pharmaceutical International, Warner Chilcott Limited, and Watson Pharmaceuticals, Inc. If during the Performance Cycle a company in the Peer Group is acquired or becomes no longer publicly traded, then that company shall be removed from the Peer Group and shall not be factored into the performance calculation. If more than four companies are removed from the Peer Group, the Committee in its discretion shall approve additional companies to be added to the Peer Group to maintain a broad comparator group.

(ii) “Total Shareholder Return” or “TSR” means the percentage equal to the annualized appreciation in the Common Stock price determined using the average stock price for the last three months of 2007 as the beginning point and the average price for the last three months of 2010 as the ending point, plus dividends (on a cumulative reinvested basis). The starting point for the Performance Cycle is $19.58, which is the average of the Company’s Common Stock price for the last three months of 2007.

(c) The S&P Performance Shares shall vest and become payable following the Performance Cycle if the Company’s TSR for the Performance Cycle exceeds the median TSR of the Standard & Poor’s 400 MidCap Index (or any equivalent index designated by the Committee in the event that the S&P 400 MidCap Index is replaced or otherwise no longer available during the Performance Cycle). The S&P Performance Shares are payable only if the Company’s performance otherwise reaches the Threshold level or above in the schedule under Section 1.3(b).

(d) Notwithstanding subsections (b) and (c) above, upon a “Change of Control” of the Company, the Participant shall be deemed to have vested in a number of Performance Shares based on the extent to which the Company has achieved the performance conditions in this Section 1.3 as of the date of such Change in Control (as determined by the Committee) and such Shares shall no longer be subject to forfeiture under Section 1.4 hereof or the restrictions set forth in Section 1.2 hereof and shall be issuable or payable, as the case may be, as soon as practicable following the Committee’s determination. Notwithstanding the foregoing, if the Participant is at a classification level of Senior Vice President or above at the time of such Change in Control and the Change in Control occurs before January 1, 2010, the Participant shall be required to continue in the service of the successor company for a period of six (6) months following the Change in Control in order to become vested in the applicable number of Performance Shares determined under the preceding sentence; provided, however, that such Participant shall be deemed fully vested in such Performance Shares if, prior to the expiration of such six (6)-month period, the acquiring company terminates the Participant’s employment without “Cause.” For purposes of these Terms only, the term “Cause” shall mean (i) the Participant’s conviction of, or plea of nolo contendere to, a crime that constitutes a felony; (ii) the Participant’s gross misconduct that is materially and demonstrably injurious to the Company or its successor; or (iii) the commission by the Participant of an act of fraud or embezzlement against the Company or its successor.

1.4 Forfeiture.

(a)  Subject to the applicable provisions of this Section 1.4 and Section 1.6 hereof, if prior to the date the Performance Shares are deemed vested in accordance with the schedule and conditions in Section 1.3, (i) the Participant’s employment with the Company, its Affiliates and/or its Subsidiaries is terminated for any reason other than death or disability, including termination by reason of resignation, (ii) there occurs a material breach of these Terms by the Participant or (iii) the Participant fails to meet the tax withholding obligations described in Section 1.5(b) hereof, all rights of the Participant to the Performance Shares that have not vested in accordance with Section 1.3 hereof as of the date of such termination shall terminate immediately and be forfeited in their entirety.

(b) In the event that the Participant’s employment with the Company, its Affiliates and/or its Subsidiaries, is terminated due to the Participant’s death or disability, the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) shall be entitled to the number of Performance Shares that become issuable or payable in accordance with Sections 1.1(f) and (g), as applicable, following the Performance Cycle.

(c) In the event of any forfeiture under this Section 1.4 hereof, the certificate or certificates representing the forfeited Target Shares shall be canceled to the extent of any Target Shares that were forfeited.

1.5 Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Performance Shares.

(b) The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Article 18 of the Plan.

(c) The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of shares of Common Stock to satisfy tax withholding obligations as it deems necessary or appropriate to facilitate and promote the conformity of the Participant’s transactions under the Plan and these Terms with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, if such Rule is applicable to transactions by the Participant.

1.6 Committee’s Discretion. Notwithstanding any provision of these Terms to the contrary, the Committee shall have discretion under Section 17.1 of the Plan to waive any forfeiture of the Performance Shares as set forth in Section 1.4 hereof, the restrictions set forth in Section 1.2 hereof and any other conditions set forth in these Terms.

2.	REPRESENTATIONS OF THE PARTICIPANT

The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of these Terms and the Plan and his or her decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this award.

3. NOTICES

All notices or communications under these Terms shall be in writing, addressed as follows:

To the Company:

Par Pharmaceutical Companies, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677 Attention: General Counsel

To the Participant:

Address on file with the Company

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested) or (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

4.	ASSIGNMENT; BINDING AGREEMENT

These Terms shall be binding upon and inure to the benefit of the heirs and representatives of the Participant and the assigns and successors of the Company, but neither these Terms nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Participant.

5.	ENTIRE AGREEMENT; AMENDMENT; TERMINATION

These Terms and the Certificate represent the entire agreement of the parties with respect to the subject matter hereof. The provisions of the Plan are incorporated in these Terms in their entirety. In the event of any conflict between the provisions of these Terms and the Certificate and the Plan, the provisions of the Certificate or the Plan, as the case may be, shall control. These Terms may be amended at any time by written agreement of the parties hereto.

6.	GOVERNING LAW

These Terms and their validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware other than the conflict of laws provisions of such laws.

7.	SEVERABILITY

Whenever possible, each provision in these Terms shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of these Terms shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of these Terms shall remain in full force and effect.

8.	NO RIGHT TO CONTINUED EMPLOYMENT OR PARTICIPATION; EFFECT ON OTHER PLANS

These Terms shall not confer upon the Participant any right with respect to continued employment by the Company, its Affiliates or its Subsidiaries or continued participation under the Plan, nor shall it interfere in any way with the right of the Company, its Affiliates and its Subsidiaries to terminate the Participant’s employment at any time. Payments received by the Participant pursuant to these Terms shall not be included in the determination of benefits under any pension, group insurance or other benefit plan of the Company, its Affiliates or any Subsidiaries in which the Participant may be enrolled or for which the Participant may become eligible, except as may be provided under the terms of such plans or determined by the Board.

9.	NO STRICT CONSTRUCTION

No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, these Terms or any rule or procedure established by the Committee.

10.	USE OF THE WORD “PARTICIPANT”

Wherever the word “Participant” is used in any provision of these Terms under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Performance Shares may be transferred by will or the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

11.	FURTHER ASSURANCES

The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued as a dividend or distribution on Target Shares) that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of these Terms and the Plan.

IN WITNESS WHEREOF, the parties have duly executed these Terms, as of the day and year first above written.

PAR PHARMACEUTICAL COMPANIES, INC.

Thomas J. Haughey Executive Vice President and General Counsel

PARTICIPANT

(Acceptance designated electronically at the website of Smith Barney)